PRESS RELESE - FOR IMMEIDATE RELEASE

INYX REPORTS THIRD-QUARTER OPERATING RESULTS

NEW YORK - December 4, 2006 - Inyx, Inc. (OTC BB: IYXIE), a specialty pharmaceutical company focused on niche drug delivery technologies and products, reported today operating results for the third quarter and nine months ended September 30, 2006.

For the third quarter of 2006, Inyx’s revenues reached $18.0 million, up 39.5% from the $12.9 million reported for the comparable quarter in 2005. The company incurred an increased net loss in the 2006 quarter of $9.7 million, or $0.19 per share, compared with a net loss of $4.9 million, or $0.12 a share, in the year-earlier period. The 2006 net loss includes approximately $2.0 million in non-cash depreciation and amortization charges as well as $2.3 million in one-time cash expenses related to pending acquisitions.

For the first nine months of 2006, revenues totaled $59.6 million, more than double the $24 million reported for the year-ago period. The net loss in the 2006 nine months totaled $22.2 million, or $0.45 per share, compared to a net loss of $16 million, or $0.41 a share, in the corresponding period last year. The 2006 net loss includes approximately $6.0 million in non-cash depreciation and amortization charges as well as $5.3 million in one-time expenses related to pending acquisitions.

Detailed financials are presented in the company’s Form 10-Q filed with the SEC, which can be downloaded from Inyx’s website.

Inyx’s increase in year-over-year revenues and solid gross margin are the result of the larger scope of its businesses this year with the addition of Ashton Pharmaceuticals in the United Kingdom and the company’s new Exaeris marketing subsidiary. The increase in net operating losses incurred this year is due largely to higher fixed operating expenses from the Exaeris and Inyx USA operations and a lack of sufficient growth in revenues at those units to adequately absorb their overheads.

The growth in revenues during the first nine months was not as strong as the company had expected because certain business has been delayed due to additional regulatory documentation and testing procedures that several of its clients have to complete before commercialization or transfer of their products to Inyx’s sites can commence; this business is now expected to start up in the fourth quarter and early 2007. Moreover, two pending acquisitions, which the company originally expected to complete in the 2006 second half, have been delayed, Inyx said.

Revised Financial Guidance

On November 24, 2006, Inyx reported revised guidance for 2006. The company said it expects revenues for the year to total approximately $85 million, up from $49.6 million in 2005, with net losses for 2006, based on two pending acquisitions now not being completed this year.

Inyx has a definitive agreement to acquire Pharmapac UK Ltd., one of the leading contract pharmaceutical production and packaging providers in the United Kingdom. This acquisition is now expected to be completed on January 4, 2007. Pharmapac expects revenues to be in

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INYX - Page 2

excess of £7.3 million ($13.9 million) with EBITDA exceeding £1.5 million ($2.9 million) for 2006.

Inyx also has a pending acquisition of a German pharmaceutical production business. Inyx is reviewing this acquisition because of a recent disclosure that significantly reduces the mid-term operating results for the German site and, consequently, Inyx is uncertain now if this transaction will be consummated.

Going-Private Consideration

As previously reported, on November 20, 2006, a group comprised of Inyx senior management and strategic outside investors approached the company’s board of directors about taking the company private. The Inyx board has formed a special committee comprised of three independent directors, which will evaluate any specific proposal. The committee will retain an independent investment-banking firm to review the fairness of any proposed offer made by the group. The group, which includes Jack Kachkar, M.D., Chairman & CEO of Inyx, and Steve Handley, President of Inyx, said that it intends to make an offer that “it believes will be in the best interests of all Inyx shareholders.” Dr. Kachkar informed the special committee that he will work to secure new debt financing for Inyx before the group tries to finalize financing for any going-private offer.

As previously reported, on November 21, 2006, Inyx informed Westernbank Puerto Rico it intended to pay off the loan amounts owed to Westernbank by December 31, 2006; this debt now totals approximately $120 million and Dr. Kachkar has pledged a personal guarantee against a portion of that amount.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxgroup.com.

Safe Harbor

Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by these regulations. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For more information, please contact:

Jay M. Green, Executive VP, 212-838-1111 jgreen@inyxgroup.com
Bill Kelly, VP, Investor Relations, 212-838-1111 bill.kelly@inyxgroup.com

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INYX - PAGE 3

INYX, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Net revenues	$18,006	$12,908	$59,560	$24,086
Cost of sales	10,593	7,837	36,231	16,236
Gross profit	7,413	5,071	23,329	7,850

Operating expenses:
Research and development	667	929	1,834	1,876
General and administrative	10,420	5,813	25,681	12,239
Selling	1,310	181	4,584	355
Depreciation	1,603	903	4,655	1,619
Amortization of intangible assets	448	436	1,327	845
Total operating expenses	14,448	8,262	38,081	16,934

Loss from operations before interest and financing costs, provision for income taxes and extraordinary gain	(7,035)	(3,191)	(14,752)	(9,084)

Interest and financing costs	2,708	1,750	7,428	7,896

Net loss before provision for income taxes and extraordinary gain	(9,743)	(4,941)	(22,180)	(16,980)

Provision for income taxes	-	-	-	-

Net loss before extraordinary gain	(9,743)	(4,941)	(22,180)	(16,980)

Extraordinary gain, net of taxes	-	-	-	917

Net loss	$(9,743)	$(4,941)	$(22,180)	$(16,063)

Basic and fully diluted loss per share before extraordinary gain	$(0.19)	$(0.12)	$(0.45)	$(0.43)
Basic and fully diluted income from extraordinary gain	-	-	-	0.02
Basic and fully diluted loss per share	$(0.19)	$(0.12)	$(0.45)	$(0.41)

Weighted-average number of shares used in computing basic and fully diluted loss per share	51,985,114	39,985,613	49,127,327	39,428,431

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INYX - Page 4

INYX, INC.
Consolidated Balance Sheets
(in thousands, except per share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,518	$1,023
Accounts receivable, net	22,790	19,782
Inventories, net	12,117	11,331
Prepaid expenses and other current assets	3,262	2,589
Total current assets	39,687	34,725

Property, plant and equipment, net	41,528	40,781
Deferred financing costs, net	1,363	1,434
Deferred costs and deposits	5,318	431
Advances for investment	5,603	-
Deposits for acquisition of office building	2,226	-
Intangible assets, net	18,769	14,782
	74,807	57,428

Total assets	$114,494	$92,153

Liabilities and Stockholders’ Deficiency
Current liabilities:
Borrowings under lines of credit	$58,778	$30,011
Term loans - current portion	49,366	9,288
Accounts payable	13,966	11,691
Accrued expenses	12,218	9,557
Deferred tax liability	1,948	1,858
Deferred revenues	5,865	-
Seller financing	11,216	14,014
Total current liabilities	153,357	76,419
Term loans, net of current portion	-	46,134
Total liabilities	153,357	122,553

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock - $0.001 par value, 10,000,000 shares authorized - none issued and outstanding	-	-
Common stock - $0.001 par value, 150,000,000 shares authorized - 52,496,189 shares issued and outstanding at September 30, 2006, net of 610,461 shares of treasury stock; 43,389,922 shares issued and outstanding at December 31, 2005, net of 209,732 shares of treasury stock	52	43
Additional paid-in capital	43,479	33,315
Accumulated deficit	(83,523)	(61,343)
Subscriptions receivable	(293)	(293)
Accumulated other comprehensive income (loss) - foreign currency translation adjustment	1,422	(2,122)
Total stockholders’ deficiency	(38,863)	(30,400)
Total liabilities and stockholders’ deficiency	$114,494	$92,153

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